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                                                                 EXHIBIT 3.01(D)

                   CERTIFICATE OF DETERMINATION OF PREFERENCES

                     OF SERIES A CONVERTIBLE PREFERRED STOCK

                                 OF RADIUS INC.

                   Pursuant to Section 401 of the Corporations

                         Code of the State of California

     The undersigned, being the Chairman of the Board and Chief Executive Officer, and Secretary, respectively, of Radius Inc., a corporation organized and existing under the laws of the State of California (the "Corporation"), hereby certify that, pursuant to the authority contained in Article III of the Sixth Amended and Restated Articles of Incorporation of the Corporation, and in accordance with the provisions of Section 401 of the Corporations Code of the State of California, the Board of Directors of the Corporation has duly adopted the following recitals and resolution creating a new series of its Preferred Stock and designating 750,000 shares as Series A Convertible Preferred Stock, none of which shares of Series A Convertible Preferred Stock have been previously issued, pursuant to a unanimous consent of directors dated August 30, 1996:

     WHEREAS, the Corporation is authorized by its Articles of Incorporation to issue up to 2,000,000 shares of Preferred Stock, issuable from time to time in one or more series;

     WHEREAS, the Board of Directors of the Corporation is authorized to determine the rights, preferences, privileges and restrictions granted to or imposed upon any additional series of Preferred Stock, to fix the number of shares constituting any such series and to determine the designation thereof, or any of them; and

     WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to issue and to determine and fix the rights, privileges and restrictions relating to a new series of Preferred Stock and the number of shares constituting and the designation of such series;

     NOW THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting and the rights, preferences, privileges and restrictions relating to a new series of Preferred Stock, as follows:

1. SERIES AND NUMBER OF SHARES. Of the authorized shares of Preferred Stock, 750,000 shares are hereby designated Series A Convertible Preferred Stock. The Series A Preferred Stock still have the rights, preferences, privileges and restrictions set forth below.


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2.   DEFINITIONS.  The following definitions shall apply:

          2.1 "AVAILABLE NET PROCEEDS" shall mean the net proceeds to the Company generated by a Triggering Event (after reduction for the related expenses and amounts otherwise required to be paid to holders of the Company's indebtedness pursuant to the terms of such indebtedness).

          2.2  "BOARD" shall mean the Board of Directors of the Company.

          2.3 "BREAKEVEN PRICE" shall mean the number obtained by multiplying the Original Issue Price by a fraction, (i) the numerator of which is 750,000, and (ii) the denominator of which is the Common Share Equivalent.

          2.4  "COMPANY" shall mean this Corporation.

          2.5  "COMMON SHARE EQUIVALENT" shall mean 5,523,030.

          2.6 "COMMON STOCK" shall mean the Common Stock, no par value, of the Company.

          2.7 "COMMON STOCK DIVIDEND" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

          2.8  "CONVERSION FACTOR" shall have the meaning specified in Section
7.3.

          2.9 "DIVIDED PAYMENT DATE" shall mean the last day of each of the Company's fiscal quarters.

          2.10 "DIVIDEND RATE" shall mean $0.40 per share per annum.

          2.11 "MARKET PRICE" shall mean with respect to each share of Common
Stock:

               (i) if traded on a national securities exchange or the Nasdaq National Market (or similar national quotation system), the Market Price shall be deemed to be the closing price (last reported sale) on the Dividend Payment Date;


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               (ii)  if traded over-the-counter, the Market Price shall be deemed to be the closing bid price quoted on the Dividend Payment Date (or, if no closing bid price was quoted on that date, then the closing bid price that was last quoted prior to such date); or

               (iii) if at any time the Common Stock is not traded as described in (i) or (ii) above, the Market Price shall be the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors.

          2.12 "ORIGINAL ISSUE DATE" shall mean the date on which the first share of Series A Preferred Stock is issued by the Company.

          2.13 "ORIGINAL ISSUE PRICE" shall mean $4.00 per share.

          2.14 "PERMITTED REPURCHASES" shall mean the repurchase by the Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors or other persons performing services for the Company or a Subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Company has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Company's exercise of a right of first refusal to repurchase such shares; provided, that the Board approves such repurchase.

          2.15 "QUARTERLY RATE" shall mean, for each share of Series A Preferred Stock outstanding during any fiscal quarter of the Company, the rate equal to $0.10 per fiscal quarter (prorated for any portion of such quarter during which such share was not outstanding).

          2.16 "SERIES A PREFERRED STOCK" shall mean the Series A Convertible Preferred Stock, no par value, of the Company.

          2.17 "SUBSIDIARY" shall mean any corporation of which at least 50% of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

          2.18 "TRIGGERING EVENT" shall mean any of the following events or combination of the following events during any 12 month period which generate Available Net Proceeds to the Company of at least $100,000 in the aggregate and which proceeds are otherwise legally available for distribution to its shareholders: (i) any of the events specified in clauses (1)-(6) of Section 8.1; (ii) the sale by the Company of any securities owned by it (other than to a holder of Series A Preferred Stock) of either (x) Splash Technology Holdings, Inc., (y) Portrait Display


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Labs, Inc. or (z) UMAX Computer Corporation (or any securities issued in exchange therefor); (iii) the sale by the Company of any of its businesses; or
(iv) the sale by the Company of any of its assets or inventory other than in the ordinary course of business.

          3.   DIVIDEND RIGHTS.

               3.1 DIVIDEND PREFERENCE. In each calendar year, the holders of the then outstanding Series A Preferred Stock shall be entitled to receive, when and as declared by the Board, out of any funds and assets of the Company legally available therefor, dividends at the annual Dividend Rate, prior and in preference to the payment of any dividends on the Common Stock in such calendar year (other than a Common Stock Dividend or any Permitted Repurchases) whether or not such dividends have been declared. If declared, each such dividend shall be paid within five days after the next Dividend Payment Date to the holders of record of the Series A Preferred Stock as they shall appear on the stock register of the Company on such record date as shall be fixed by the Board of Directors of the Company or a duly authorized committee thereof, which record date shall be no more than 45 days or less than 10 days preceding the Dividend Payment Date. No dividends (other than a Common Stock Dividend) shall be paid with respect to the Common Stock during any calendar year unless dividends in the total amount of the annual Dividend Rate for the Series A Preferred Stock plus all previously accrued but unpaid dividends on the Series A Preferred Stock shall have first been paid or declared and set apart for payment to the holders of Series A Preferred Stock; PROVIDED, HOWEVER, that this restriction shall not apply to Permitted Repurchases.

               Dividends on the outstanding shares of Series A Preferred Stock shall accrue as of each Dividend Payment Date at the Quarterly Rate. If, on any Dividend Payment Date, the holders of the Series A Preferred Stock shall not have received, in cash or in additional shares of Common Stock, the full dividends that are then accrued as provided for in this Section 3.1, then the unpaid amount of such dividends shall cumulate, whether or not earned or declared.

               The Company may elect, at any time, at its option and in its sole discretion in lieu of dividends in cash on the Series A Preferred Stock, to pay all or any portion of the accrued and unpaid dividends through the issuance of shares of Common Stock. Such shares of Common Stock shall be valued at a per share price equal to the Market Price on the Dividend Payment Date.

               3.2 NON-CASH DIVIDENDS. Whenever a dividend provided for in this Section 3 shall be payable in property other than cash or Common Stock, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

          4. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the


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Company that may be legally distributed to the Company's shareholders (the
"AVAILABLE FUNDS AND ASSETS") shall be distributed to shareholders in the following manner:

               4.1 LIQUIDATION PREFERENCES. The holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or any other series of Preferred Stock, an amount per share equal to the applicable Original Issue Price for each such share plus all accrued but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock of their full preferential amounts described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock on a pro rata basis.

               4.2 REMAINING ASSETS. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred Stock of their full preferential amounts described in Section 4.1, then holders of the then outstanding Preferred Stock (other than Series A Preferred Stock) and Common Stock shall receive all the remaining Available Funds and Assets (if any) pro rata according to the number of outstanding shares of Preferred Stock or Common Stock, as applicable, then held by each of them.

               4.3 NON-CASH CONSIDERATION. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, EXCEPT THAT any securities to be distributed to shareholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

                    (a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

                         (i)   if the securities are then traded on a national
securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three days prior to the distribution;

                         (ii)  if the securities are then traded over-the-
counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the distribution; and


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                         (iii) if the securities are not then traded as
described in (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

                    (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

          5.   REDEMPTION.

               5.1  OPTIONAL REDEMPTION.

               (a)  Subject to the provisions regarding partial redemption in
Section 5.2, upon the occurrence of a Triggering Event, the Company shall, within ten days after the occurrence of such Triggering Event, provide written notice (the "TRIGGERING EVENT NOTICE") of such Triggering Event to the holders of record of Series A Preferred Stock as of the date of such Triggering Event. The Company shall, upon receipt of written notice from holders of a majority of the shares of Series A Preferred Stock outstanding (a "REDEMPTION REQUEST"), provided that such notice is received within ten days after the date on which the Triggering Event Notice was sent (such ten day period is referred to as the "ELECTION PERIOD"), redeem the Series A Preferred Stock in whole or in part to the extent of the Available Net Proceeds, but in no event shall the aggregate amount paid in such redemption exceed the amount of funds legally available therefor. The redemption price for each share of Series A Preferred Stock shall be the Original Issue Price for such Series A Preferred Stock plus the amount of all accrued and unpaid dividends thereon.

               (b) In the event that the Company does not receive a Redemption Request from holders of a majority of the outstanding shares of Series A Preferred Stock within the Election Period, the Company may redeem the Series A Preferred Stock, in whole or in part (to the extent of Available Net Proceeds), at a redemption price for each share of Series A Preferred Stock equal to
(i) the Original Issue Price multiplied by 110%, plus (ii) the amount of all accrued and unpaid dividends thereon. If the Company elects to redeem shares of the Series A Preferred Stock in accordance with the immediately preceding sentence, the Company shall provide written notice of such election, within 30 days after the Election Period, in the same manner as the Triggering Event Notice (the "SECOND NOTICE"). A number of shares of Series A Preferred Stock equal to the Conversion Amount (defined below) shall, upon a vote of a majority of the outstanding shares of Series A Preferred Stock (a "SERIES A ELECTION") occurring within fifteen days after the date on which the Second Notice was sent, be automatically converted, pursuant to the procedures set forth in
Section 7 below, into Common Stock (with each share of Series A Preferred Stock being converted into a number of shares of Common Stock equal to the Conversion Factor (as defined in Section 7.3 below)) (such conversion is referred to as a "TRIGGERING EVENT CONVERSION"). For purposes hereof, the number of shares of Series A Preferred Stock subject to a Triggering Event Conversion (the "CONVERSION AMOUNT") shall equal


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the amount of the Available Net Proceeds divided by (x) the Original Issue Price plus (y) the amount of all accrued and unpaid dividends on the Series A
Preferred Stock. If the Company does not receive notice of a Series A Election within such fifteen day period, the Company may, within 30 days after the expiration of such fifteen day period, redeem the Series A Preferred Stock as provided in this Section 5.1(b). If the shares of Series A Preferred Stock are not redeemed or converted in accordance with this Section 5.1(b), or if shares of Series A Preferred Stock which are subject to redemption hereunder have not been redeemed due to insufficient legally available funds and assets of the Company, then such shares of Series A Preferred Stock shall continue to be outstanding and entitled to all dividend, liquidation, conversion (including conversion into Common Stock pursuant to Section 7.1(a)) and other rights, preferences, privileges and restrictions on the Series A Preferred Stock respectively until; such shares have been converted or redeemed.

               5.2  PARTIAL REDEMPTION.  No redemption shall be made under this
Section 5 of only a part of the then outstanding Series A Preferred Stock, unless the Company shall effect such redemption pro rata among all holders of Series A Preferred Stock then outstanding according to the number of shares of such Series A Preferred Stock held by each holder thereof on the applicable Redemption Date.

               5.3 REDEMPTION NOTICE. At least 20 but no more than 60 days prior to the date fixed for any redemption of any shares of Series A Preferred Stock (the "REDEMPTION DATE"), written notice shall be mailed by the Company, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock to be redeemed, at the address last shown on the records of the Company for such holder or given by the holder to the Company for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Company is located, notifying such holder of the redemption to be effected, specifying the subsection hereof under which such redemption is being effected, the Redemption Date, the applicable redemption price, the number of such holder's shares of Series A Preferred Stock to be redeemed and the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the "REDEMPTION NOTICE").

               5.4 SURRENDER OF CERTIFICATES. On or before the designated Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender the certificate(s) representing such shares of Series A Preferred Stock to be redeemed to the Company or notify the Company that such certificate(s) has been lost, stolen or destroyed and execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred by the Company in connection with such certificate(s), in the manner and at the place designated in the Redemption Notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be canceled and retired. If less than all of the shares represented by such certificate(s) are redeemed, then the Company shall promptly issue a new certificate representing the unredeemed shares.


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               5.5  EFFECT OF REDEMPTION.  If the Redemption Notice shall have been duly given, then from and after the Redemption Date, unless there shall have been a default in payment of the redemption price, all rights of the holders of the shares of Series A Preferred Stock called for redemption in the Redemption Notice (notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered) shall terminate with respect to such shares (except only the right of the holders to receive the redemption price without interest upon surrender of their certificates therefor), all dividends with respect to such shares shall cease to accrue, and such shares shall not thereafter be transferred on the Company's books.

               5.6 DEPOSIT OF REDEMPTION FUNDS. On or prior to the Redemption Date, the Company shall deposit the redemption price of all shares of Series A Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust company having aggregate capital and surplus in excess of $20,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay the redemption price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Company that such holder has surrendered his or her share certificate to the Company pursuant to Section 5.4. The balance of any funds deposited by the Company pursuant to this Section 5.6 remaining unclaimed at the expiration of six months following the Redemption Date shall be returned to the Company upon its request expressed in a resolution of its Board of Directors.

          6.   VOTING RIGHTS.

               6.1 COMMON STOCK. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

               6.2 SERIES A PREFERRED STOCK. Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 7.1(a) below at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of shareholders is solicited.

               6.3  GENERAL.  Subject to the foregoing provisions of this
Section 6, each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided


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herein or as required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

          7. CONVERSION RIGHTS. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

               7.1  CONVERSION AT THE OPTION OF HOLDER.

                    (a) At the option of the holder thereof, each share of Series A Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the tenth day following the date on which a Second Notice is sent by the Company without the Company having received a Series A Election Notice, into fully paid and nonassessable shares of Common Stock as provided herein.

                    (b) Each holder of shares of Series A Preferred Stock who elects to convert any such shares into shares of Common Stock pursuant to
Section 7.1(a) above shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Stock or Common Stock, or notify the Company that such certificate(s) have been lost, stolen or destroyed and execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred by the Company in connection with such certificate(s), and shall give written notice to the Company at such office that such holder elects to convert shares of Series A Preferred Stock and shall state therein the number of such shares being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock to which such holder is entitled upon such conversion (and a certificate or certificates for any shares of Series A Preferred Stock that were represented by the surrendered certificate or certificates and that were not converted). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               7.2  AUTOMATIC CONVERSION.

                    (a) On no more than one occasion during any fiscal quarter (which fiscal quarter ends on a date which is more than 90 days following the effective date of a registration statement under the Securities Act of 1933, as amended (the "Act"), with respect to the shares of Common Stock issuable upon conversion of the Series A Preferred Stock), 93,750 shares (or such lesser number of shares outstanding if less than 93,750 shares of Series A Preferred Stock are outstanding) of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock in the event that (i) the Common Stock is traded on a national securities exchange or the Nasdaq National Market (or similar


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national quotation system) or is actively traded over-the-counter, (ii) the
Market Price of the Common Stock exceeds 150% of the Breakeven Price for a period of 15 consecutive trading days, and (iii) for such preceding 15 consecutive trading days, a registration statement under the Act is effective with respect to the shares of Common Stock issuable upon such conversion of the Series A Preferred Stock and such shares of Common Stock are eligible for resale pursuant thereto or such shares of Common Stock are eligible for resale pursuant to Rule 144 under the Act without the limitations on volume or manner of sale set forth in such Rule. The "Conversion Date" for a conversion described in this Section 7.2(a) shall be the next day following the 15 consecutive trading day period described in clause (ii) of this Section 7.2(a). The occurrence of a Triggering Event Conversion during any fiscal quarter shall not reduce the number of shares of Series A Preferred Stock subject to conversion pursuant to this Section 7.2(a).

                    (b) In the event of a Triggering Event Conversion described in Section 5.1(b), a number of shares of Series A Preferred Stock as set forth in Section 5.1(b) shall automatically be converted into fully paid and nonassessable shares of Common Stock. The "Conversion Date" for a conversion described in this Section 7.2(b) shall be the date of a Series A Election.

                    (c) The number of shares of Series A Preferred Stock held by each holder of Series A Preferred Stock which are subject to automatic conversion pursuant to Section 7.2(a) or (b) shall be determined on a pro rata basis among all holders of Series A Preferred Stock outstanding according to the number of shares of Series A Preferred Stock held by each holder thereof on the Conversion Date.

                    (d) On the Conversion Date, the applicable outstanding shares of Series A Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. The Company shall notify each holder of Series A Preferred Stock of a conversion pursuant to Section 7.2 and the number of shares of Series A Preferred Stock held by such holder which were subject to such conversion (as calculated in accordance with Section 7.2(c)) within five days of the Conversion Date.


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

               7.3 CONVERSION FACTOR. Each share of Series A Preferred Stock converted in accordance with Section 7.1 and 7.2(b) above shall be convertible into seven and three hundred sixty-four thousandths (7.364) shares of Common Stock (the "CONVERSION FACTOR"). Each share of Series A Preferred Stock converted in accordance with Section 7.2(a) above shall be convertible into the number of shares of Common Stock which results from multiplying the Conversion Factor by 110%. The Conversion Factor shall be subject to adjustment from time to time as provided below.

               7.4 ADJUSTMENT UPON COMMON STOCK EVENT. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Factor shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Factor in effect immediately prior to such Common Stock Event by a fraction, (i) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Factor. The Conversion Factor shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term
"COMMON STOCK EVENT" shall mean (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

               7.5 ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 7 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

               7.6 ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (OTHER THAN by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 7), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization,


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

reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               7.7 CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Factor for the Series A Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder's address as shown in the Company's books.

               7.8 FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

               7.9 RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               7.10 NOTICES. Any notice hereunder to be given to or by the holders of shares of the Series A Preferred Stock shall, unless otherwise specified herein, be deemed given or sent upon the earlier of actual receipt or three business days after deposit in the United States mail, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

               7.11 NO IMPAIRMENT. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

          8.   RESTRICTIONS AND LIMITATIONS.


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

               8.1 PROTECTIVE PROVISIONS. So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the approval, by vote or written consent, of the holders of a majority of the Series A Preferred Stock then outstanding, voting as a single class:

                    (1) amend its Articles of Incorporation in any manner that would alter or change any of the rights, preferences, privileges or restrictions of the Series A Preferred Stock adversely;

                    (2) amend its Articles of Incorporation to increase the authorized number of shares of Preferred Stock or Series A Preferred Stock;

                    (3) reclassify or recapitalize any outstanding shares of securities of the Company into shares having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock;

                    (4) authorize or issue any other stock having rights or preferences senior to or on a parity with the Series A Preferred Stock;

                    (5) reorganize, merge or consolidate with or into any corporation if such reorganization, merger or consolidation otherwise requires shareholder approval and would result in the shareholders of the Company immediately prior to such merger or consolidation holding less than majority of the voting power of the stock of the surviving corporation immediately after such merger or consolidation; or

                    (6) sell all or substantially all the Company's assets in a single transaction or series of related transactions.

          9.   MISCELLANEOUS

               9.1 NO REISSUANCE OF SERIES A PREFERRED STOCK. No share or shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

               9.2 CONSENT TO CERTAIN TRANSACTIONS. Each holder of shares of Series A Preferred Stock shall, by virtue of its acceptance of a stock certificate evidencing Series A Preferred Stock, be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California Corporations Code, to all Permitted Repurchases.


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

               9.3 FUTURE SERIES OF PREFERRED STOCK. Subject to the rights of the holders of Series A Preferred Stock set forth herein, nothing herein shall limit the right of the Corporation's Board of Directors to divide any authorized but undesignated shares of Preferred Stock into such number of series, with such number of shares in each such series, with such designation, and with such rights, preferences, privileges and restrictions as may be determined by the Corporation's Board of Directors pursuant to Article III of the Corporation's Sixth Amended Restated Articles of Incorporation.

     The authorized number of shares of preferred stock of the Corporation is Two Million (2,000,000), none of which have been issued.

            [The Remainder of this Page was Intentionally Left Blank]


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

     We further declare under penalties of perjury under the laws of the State of California that the matters set forth in this certificate of determination of preferences of Series A Preferred Stock are true and correct of our own knowledge.

DATE:  September 5, 1996



                                   /s/ Charles W. Berger
                                   ---------------------------------------------
                                   Charles W. Berger Chairman of the Board
                                   and Chief Executive Officer


                                   /s/ Cherrie L. Fosco
                                   ---------------------------------------------
                                   Cherrie L. Fosco, Secretary



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